EXHIBIT 11.1  COMPUTATION OF NET INCOME (LOSS) PER SHARE (IN THOUSANDS)


                                                           Three Months              Six Months
                                                               Ended                   Ended
                                                              June 30,                June 30,
                                                       --------------------------------------------
  Primary:                                              1997           1996       1997       1996
  --------                                             -------      --------    --------   --------
  Weighted average common shares
    outstanding                                         18,674        8,364      18,618      7,192
  Net effect of dilutive stock options and
    warrants-based on the treasury stock
    method using average market price                      881          361         960        433
                                                       -------      --------    --------   --------
  Totals                                                19,555        8,725      19,578      7,625
                                                       =======      ========    =======-   ========

  Net income (loss)                                    $   376      $(2,379)    $   510    $(4,088)
  Dividends preference attributable to Series
    A Convertible Preferred stock (Note 1)                   -         (358)          -       (858)
  Dividends attributable to Series B
    Exchangeable Preferred Stock (Note 2)                    -         (165)          -       (347)
                                                       -------      --------    --------   --------
  Net income (loss) attributable to common shares      $   376      $(2,902)    $   510    $(5,293)
                                                       =======      ========    =======-   ========

  Per share amount                                     $  0.02      $ (0.33)    $  0.03    $ (0.69)
                                                       =======      ========    =======-   ========

  Fully diluted:
  --------------

  Weighted average common shares
    outstanding                                         18,674                   18,618
  Net effect of dilutive stock options and
    warrants-based on the treasury stock
    method using quarter-end market price which is
    greater than average market price                    1,005                    1,201
                                                       -------                  --------
   Totals                                               19,679                   19,819
                                                       =======                  ========

   Net income attributable to common shares            $   376                  $   510
                                                       =======                  ========

   Per share amount                                    $  0.02                  $  0.03
                                                       =======                  ========




Note 1 - The dividend preference was eliminated upon conversion of Series A Convertible Preferred Stock into Common Stock upon completion of the Company's initial public offering on June 5, 1996.
Note 2 - The Series B Exchangeable Stock was redeemed in full on June 5, 1996 using a portion of the net proceeds from the initial public offering.





                                      140